STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT dated as of June 7, 1999 by and between ION NETWORKS, INC., a Delaware corporation having its principal offices at 21 Meridian Road, Edison, New Jersey 08820 (the "Company"), and SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P. a Delaware limited partnership, SPECIAL SITUATIONS FUND III, L.P., a Delaware limited partnership, SPECIAL SITUATIONS CAYMAN FUND, L.P., a Cayman Islands limited partnership and SPECIAL SITUATIONS TECHNOLOGY FUND, L.P., a Delaware limited partnership, each having its principal offices at 153 East 53rd Street, New York, New York 10022 (collectively, the "Buyer").

                              W I T N E S S E T H:

                  WHEREAS, the Company desires to issue and sell to the Buyer shares of common stock, par value $.001 per share, of the Company (the "Common Stock"); and

                  WHEREAS, the Buyer desires to purchase one million (1,000,000) shares of Common Stock (the "Shares") in accordance with the allocation set forth in Schedule A annexed hereto.

                  NOW THEREFORE, in consideration of the promises and mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

                  1. Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, the Company hereby sells, assigns, transfers and delivers to the Buyer, and the Buyer hereby purchases from the Company, for and in consideration of the Purchase Price (as hereinafter defined), the Shares.

                  2.   Purchase Price and Payment; Additional Consideration.

                  2.1. Subject to the terms and conditions of this Agreement, the purchase price to be paid by the Buyer to the Company for and in consideration of the sale to the Buyer of the Shares is an amount equal to $3,000,000 (the "Purchase Price").

                  2.2. The Purchase Price shall be paid by the Buyer to the Company by delivery of a certified or bank check or immediately available funds in the amount of the Purchase Price at the Closing (as hereinafter defined).

                  2.3. In the event that, within six (6) months of the Closing Date, (i) the Company consummates a private equity financing of Common Stock and/or warrants to purchase Common Stock to a third party which is arranged by First Security Van Kasper (a "Van Kasper Offering") and (ii) the consideration paid by such third party for the securities purchased in the Van Kasper Offering and/or the exercise prices of the warrants granted pursuant to such Van Kasper Offering, as such amounts are adjusted pursuant to stock splits, stock dividends, recapitalizations or other similar events (it being expressly understood and agreed by the parties that in the event that such

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consideration consists of property, the valuation thereof shall be determined by the Board of Directors of the Company in its sole discretion, which shall be binding and conclusive on the parties), are more favorable to such third party than the terms of this Agreement and the transactions contemplated hereby from a financial point of view, taking into account all terms and conditions (and if the Van Kasper Offering consists of both Common Stock and warrants, taking into account all terms and conditions of both the Common Stock and warrants), the Company shall, within fifteen (15) days after the closing of the Van Kasper Offering, upon written request from the Buyer, allow the Buyer to exchange any or all shares of Common Stock or warrants acquired pursuant to this Agreement and the transactions contemplated hereby (at the Buyer's discretion) for new shares of Common Stock or warrants, as the case may be (it being agreed by the parties that the Buyer shall only be entitled to exchanges of the identical securities sold in the Van Kasper Offering, i.e., shares of Common Stock for shares of Common Stock, warrants for warrants, or Common Stock and warrants for Common Stock and warrants), having the same financial terms and conditions contained in the Van Kasper Offering, such that the Buyer would be placed in no worse financial position than it otherwise would have been without such exchange, provided that, any such exchanges that result in an issuance of securities exceeding in the aggregate 19.99% of the issued and outstanding
Common Stock shall be subject to approval of the stockholders of the Company, in accordance with Marketplace Rule 4310(c)(25)(H) of the Nasdaq Stock Market.

                  3.       Closing.

                  3.1. The sale and purchase of the Shares shall take place at a location and time as the parties hereto shall mutually agree upon (hereinafter referred to as the "Closing" or the "Closing Date").

                  3.2. At the Closing, the Company shall sell, transfer, assign and deliver to the Buyer the Shares.

                  4. Warrants. Simultaneously with the Closing, the Company shall grant to the Buyer warrants to purchase an aggregate of 500,000 shares of Common Stock (the "Warrant Shares"), at exercise prices and with terms and conditions as set forth in the Warrants substantially in the form annexed hereto as Exhibit A.

                  5.       Registration of Shares and Warrant Shares.

                  5.1. The Company shall use its reasonable efforts to (i) file a registration statement (the "Registration Statement"), within sixty (60) days of the Closing Date, on Form S-3 or other applicable form, registering for resale the Shares and the Warrant Shares, and any New Shares, if applicable, within sixty (60) days after the issuance thereof (except to the extent such Shares, Warrant Shares or New Shares are eligible for resale under Rule 144 under the Securities Act of 1933, as amended (the "Act")) and (ii) cause the Registration Statement to be declared effective under the Act as soon thereafter as reasonably practicable.

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                  5.2. Notwithstanding anything contained herein to the
contrary, the Company shall be entitled to postpone the filing of the Registration Statement otherwise required to be prepared and filed by it in accordance with Section 5.1 or, in the event the Registration Statement has been declared effective, without suspending such effectiveness, instruct the Buyer (or any subsequent holders thereof) not to sell or distribute any Shares, Warrant Shares or New Shares (collectively, a "Delay") (i) during any period reasonably necessary in order to prepare financial statements of the Company required to be included in the Registration Statement, (ii) as long as the reason for non-disclosure continues, if the Company would be required to disclose in the Registration Statement the existence of any fact relating to a material business situation, transaction or negotiation, or would be required to disclose information that the Company has not otherwise made public, in each case, that the Company determines is in the best interests of the Company not to disclose at such time, (iii) during the ten-day period prior to, and during the ninety-day period beginning on the effective date of a registration statement covering an underwritten public offering of any Common Stock or any securities of the Company convertible into or exchangeable or exercisable for Common Stock and (iv) unless and until the Holders furnish to the Company in writing information that may be required to prepare the disclosure required by Items 507 and 508 of Regulation S-K promulgated under the Act, provided that, with respect to (i) and (ii) above, the Company shall only be entitled to two (2) Delays, each such Delay to be limited to no more than twenty (20) business days, except as otherwise determined to be necessary or appropriate by the Board of Directors of the Company acting in its fiduciary capacity.

                  5.3. The Buyer shall, and shall cause any subsequent holder of the Warrants to, (i) reasonably cooperate with the Company in connection with the preparation and filing of the Registration Statement and execute and deliver any agreements or instruments reasonably requested by the Company or its counsel in connection therewith and (ii) upon discovery that, or upon the happening of any event as a result of which, the Registration Statement (or any prospectus included therein), as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made (as determined by the Company or its counsel in its sole discretion), forthwith discontinue its disposition of Shares, Warrant Shares or New Shares, as the case may be, pursuant to the Registration Statement, until such time as the Buyer (or any holder) has received a supplemented or amended prospectus from the Company relating thereto.

                  6. Representations and Warranties of the Buyer. The Buyer represents, warrants and covenants to the Company, as follows:

                  6.1. The decision to purchase the Shares and the execution and delivery of this Agreement by the Buyer, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized and no other proceedings on the part of the Buyer is necessary. The person executing this Agreement on behalf of the Buyer has all right, power and authority to execute and deliver this Agreement on behalf of the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery hereof by the Company, will constitute the legal, valid and

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binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

                  6.2. The execution and delivery of this Agreement and the agreements and documents contemplated hereby by the Buyer and the consummation of the transactions contemplated hereby do not and will not (a) with or without the giving of notice or the passage of time or both, violate, conflict with, result in the breach or termination of, constitute a default under, or result in the right to accelerate or loss of rights under or the creation of any lien, encumbrance or charge upon any assets or property of the Buyer, pursuant to the terms or provisions of any contract, agreement, commitment, indenture, mortgage, deed of trust, pledge, security agreement, note, lease, license, covenant, understanding or other instrument or obligation to which the Buyer is a party or by which any of the Buyer's properties or assets may be bound or affected, or
(b) violate any order, writ, injunction, judgment or decree of any court, administrative agency or governmental body binding upon the Buyer.

                  6.3. The Buyer is aware of what constitutes an Accredited Investor as that term is defined under Regulation D promulgated under the Act, and under the laws, if any, of each state governing the Buyer, and the Buyer is an Accredited Investor for purposes of Regulation D and the laws, if any, of the state governing the Buyer. The Buyer is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, is able to hold the Shares for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur.

                  6.4. The Buyer acknowledges that it is a sophisticated investor, has such knowledge and experience in financial and business matters in general and has full familiarity with the current business and future business prospects of the Company and the financial and other affairs of the Company and acknowledges that it has had access to and has received sufficient written and oral information about the Company, including any and all such information requested by the Buyer and including copies of all of the publicly available information prepared by the Company in order to make an informed decision as to the disposition of the Shares by the Buyer, including without limitation, the Annual Report of the Company on Form 10-KSB for the year ended March 31, 1998 and all subsequent Quarterly Reports on Forms 10-QSB. In addition, the Buyer acknowledges that it has had access to the officers, directors and employees of the Company to discuss the business, affairs and prospects of the Company and has had the opportunity to obtain additional information necessary to evaluate the merits and the risks of engaging in the transactions contemplated by this Agreement. The Buyer has reached an independent decision with respect to the advisability of the sale of the Shares and, in arriving at its decision, has considered both the value of the Shares as well as the present condition and future prospects of the Company.

                  6.5. The Buyer is acquiring the Shares for its own account for investment and not with a view to or for resale in connection with any distribution of the Shares. It has not offered or sold any portion of the Shares and has no present intention of dividing the Shares with others or of


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selling, distributing or otherwise disposing of any portion of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance.

                  6.6. The Buyer understands that the sale of the Shares has not been (and any sale of New Shares will not be) registered under the Act in reliance upon an exemption therefrom for non-public or limited offerings. The Buyer understands that the Shares or the New Shares, as the case may be, must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Act or an exemption from such registration is available at that time.

                  6.7. The Buyer is neither a "broker-dealer" nor an "affiliate" of a broker-dealer as such terms are defined under the Act.

                  6.8. Any obligation or liability for taxes (state, federal or otherwise) incurred by the Buyer in connection with this Agreement or the transactions contemplated hereby shall be the responsibility of and be paid for by the Buyer.

                  6.9. The Buyer acknowledges that it has been advised to consult with its own attorney regarding legal matters concerning the Company and to consult with its tax advisor regarding the tax consequences of acquiring the Shares.

                  6.10. The Buyer agrees to indemnify and hold harmless the Company and each officer, director, employee, agent or control person of the Company, who is or may be a party or is or may be threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from any (i) breach of any of its representations, warranties, covenants or obligations contained herein or (ii) actual or alleged misrepresentation or misstatement of facts or omission to represent or state facts made or alleged to have been made by the Buyer to the Company, or omitted or alleged to have been omitted by the Buyer, that is contained in (x) this Agreement or any other agreement or document contemplated hereby or (y) the Registration Statement or any amendment thereto, against losses, liabilities and expenses for which the Company, or any officer, director or control person of the Company has not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the Company or such officer, director or control person in connection with such action, suit or proceeding. In connection with this indemnity, the Buyer represents that all of the information provided herein by the Buyer is true, complete and correct in all respects.

                  6.11. Certificates for the Shares shall contain a restrictive legend substantially in the following form:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
                  1933, AS AMENDED (THE "SECURITIES ACT@), OR ANY


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                  OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN
                  RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION REQUIREMENTS.

                  7. Representations and Warranties of the Company. The Company represents and warrants to the Buyer as follows:

                  7.1. The Company has the authority to execute and deliver this Agreement and perform all of its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the agreements and documents contemplated hereby are valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms.

                  7.2. The Shares, when issued and delivered to the Buyer in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully-paid and nonassessable.

                  8. Survival of Representations, Warranties, Covenants and Agreements. The parties covenant and agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement.

                  9. Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or sent by registered or certified mail, return receipt requested, postage prepaid, or delivered via facsimile to the parties hereto at the following addresses:

               If to the Company:   Ion Networks, Inc.
                                    21 Meridian Road
                                    Edison, New Jersey 08820
                                    Attention: Mr. Stephen B. Gray
                                    Facsimile No.: (732) 494-3134

               If to the Buyer:    c/o Special Situations Private Equity Fund
                                   153 East 53rd Street
                                   New York, New York 10022
                                   Attention:  Mr. Steven Becker


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                                   Facsimile No.: (212) 832-6141

or to such other address as any party hereto shall have specified by notice in writing to the other party hereto. All such notices and communications shall be deemed to have been received on the date of delivery thereof or the fifth business day after the mailing thereof.

                  10. Expenses. Each of the parties hereto shall pay the fees and expenses of its counsel, accountants and other experts and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement.

                  11.      Miscellaneous.

                  11.1. Partial Invalidity. If it is found in a final judgment of a court of competent jurisdiction (not subject to a further appeal) that any term or provision of this Agreement is invalid or unenforceable, (a) the remaining terms and provisions of this Agreement shall be unimpaired and shall remain in full force and effect and (b) the invalid or unenforceable provision or term of this Agreement shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                  11.2. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed via facsimile.

                  11.3. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their successors and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

                  11.4. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to principles of conflicts or choice of law thereof.

                  11.5. Headings. Headings of the Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

                  11.6. Entire Agreement; Amendments. This Agreement and any documents contemplated hereby contain, and are intended as, a complete statement of all the terms of the arrangements between the parties with respect to the matters provided for, and supersede any and all prior agreements, arrangements and understandings between the parties with respect to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing, signed by the parties hereto or a duly authorized representative thereof.


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         IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the day and year first above written.



                                        ION NETWORKS, INC.



                                        By:_____________________________________
                                                 Name:    Stephen B. Gray
                                                 Title:   President

                                        SPECIAL SITUATIONS PRIVATE EQUITY FUND,
                                        L.P.


                                        By:_____________________________________
                                                 Name:
                                                 Title:

                                        SPECIAL SITUATIONS FUND III, L.P.


                                        By:_____________________________________
                                                 Name:
                                                 Title:

                                        SPECIAL SITUATIONS CAYMAN FUND, L.P.


                                        By:_____________________________________
                                                 Name:
                                                 Title:

                                        SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.


                                        By:_____________________________________
                                                 Name:
                                                 Title:



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                                   SCHEDULE A


Name of Entity                                  Number of Shares of Common Stock
--------------                                  --------------------------------


Special Situations Private Equity Fund, L.P.    333,333

Special Situations Fund III, L.P.               437,500

Special Situations Cayman Fund, L.P.            145,833

Special Situations Technology Fund, L.P.         83,334



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